Registration No. 333-85886 Rule 424(b)(2)
Pricing Supplement		Pricing Supplement Number 42(f) Dated Monday, April 21, 2003
CUSIP Number	Principle Amount	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date
44181ETG3	$72,738,000.00	2.500%	$70,919,550.00	6.000%	Monthly	4/15/2023
1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moodys Rating	S & P Rating
5/15/2003	$3.50	YES	Senior Unsecured Notes		A2	A-

Redemption Information: Callable at 100.00% on 4/15/2008 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL LLC.
Agents: A.G Edwards & Sons, Inc., Edward D. Jones & Co. L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Salomon Smith Barney Inc., UBS Paine Webber, Wachovia Securities.

The HFC InterNotes will be subject to redemption at the option of Household Finance Corporation in whole on the interest payment date occurring any time on or after 4/15/2008 at a redemption price equal to 100% of the principal amount of the HFC InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corp. 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, April 21, 2003 @12:00 PM ET
Settlement Date: Thursday, April 24, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

					Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 29-May-02 Page 1 of 1